Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NEONODE INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF DECEMBER, A.D. 2010, AT 9:49 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2792732 8100

AUTHENTICATION: 8443939

101176880

DATE: 12-21-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:57 AM 12/13/2010
FILED 09:49 AM 12/13/2010
SRV 101176880 - 2792732 FILE

CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATATED CERTIFICATE OF INCORPORATION
OF
NEONODE INC.

NEONODE INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: The name of the Corporation is Neonode Inc.

SECOND: The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 4, 1997 under the name SBE (Delaware), Inc. The name of the Corporation was changed to SBE, Inc. pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware on December 15, 1997. An Amendment to the Certificate of Incorporation was filed on August 10, 2007 to change the name of the Corporation to Neonode Inc. On April 17, 2009, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.

THIRD: At a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation to increase (i) the number of authorized shares of stock of the Corporation from 700,000,000 to 850,000,000, and (ii) the number of authorized shares of common stock from 698,000,000 to 848,000,000 (the "Amendment"); declaring said Amendment to be advisable; and calling a meeting of the stockholders of said corporation for consideration thereof.

FOURTH: Thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FIFTH: The Amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of Delaware. Accordingly, Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

"A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Eight Hundred Fifty Million (850,000,000) shares, of which Eight Hundred Forty-Eight Million (848,000,000) shares will be Common Stock, par value $0.001 per share, and Two Million (2,000,000) shares will be Preferred Stock, par value $0.001 per share, of which 899,081 shares shall be designated as Series A Preferred Stock and 108,850 shares shall be designated as Series B Preferred Stock."

IN WITNESS WHEREOF, Neonode Inc. has caused this Certificate of Amendment to be signed this 13 day of December, 2010.

Neonode Inc.

[signature]

Per Bystedt, CEO

[signature]

David Brunton, Secretary and CFO